SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

        Date of Report (date of earliest event reported):
                         April 1, 2002


                     XEROX CREDIT CORPORATION
   (Exact name of registrant as specified in its charter)

 Delaware              1-8133                06-1024525
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)

                  100 First Stamford Place
                     P. O. Box 10347
            Stamford, Connecticut  06904-2347
    (Address of principal executive offices)(Zip Code)

    Registrant's telephone number, including area code:
                      (203) 325-6600



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Item 5.  Other Events


Registrant's parent, Xerox Corporation, today made the announcement which appears below. Because Registrant is dependent upon Xerox Corporation for its liquidity, the Registrant's 2001 Annual Report on Form 10-K will include a substantial amount of information to be taken directly from Xerox Corporation's 2001 Annual Report on Form 10-K. Xerox Corporation is filing a Form 12b-25 for a
15-day extension on the filing of its 2001 10-K (which may be further extended) and Registrant is also filing a Form 12b-25 for an extension on the filing of its 2001 Annual Report on Form 10-K (which may also be further extended).


                              Xerox Announcement

Xerox Corporation ("Xerox") announced today that it has reached an agreement in principle with the Division of Enforcement of the Securities and Exchange Commission, the terms of which the Division has agreed to recommend to the Commission. The agreement in principle concerns the settlement of proposed allegations on matters that have been under investigation since June 2000. The proposed agreement is subject to the approval of the Commission.

The agreement in principle calls for a restatement of Xerox's financials for the years 1997 through 2000 as well as an adjustment of previously announced 2001 results. The restatement will primarily reflect adjustments in the timing and allocation of lease revenue recognition and could involve a reallocation of equipment sales revenue in excess of $2 billion from 1997 through 2000. Those revenues will be reallocated among equipment, service and finance revenue streams as appropriate applying a methodology different than the one Xerox had used during those years. The resulting timing and allocation adjustments cannot be estimated until the restatement process has been completed. In any event, there will be no impact on the cash that has been received or is contractually due to be received from these leases. Furthermore, the monetary value of the leases does not change. The restatement will also include adjustments that could be in excess of $300 million due to the establishment and release of certain reserves prior to 2001 and other miscellaneous items.

To allow for the additional time required to prepare the restatement and to make these adjustments, Xerox is filing a Form 12b-25 for a 15-day extension on the filing of its 2001 10-K. In anticipation of a further extension that may be necessary, Xerox has discussed with the Staff circumstances under which Xerox may seek approval from the Commission for a further extension of 75 days to complete its restatement and file its 2001 10-K, including the condition that a signed agreement, ready for presentation to the Commission, is reached by Xerox and the Staff by April 8, and that a definitive settlement is thereafter approved by the Commission.

Xerox initiated settlement discussions with the Staff last month after Xerox was notified of the Division's preliminary decision to recommend an enforcement action regarding Xerox's alleged violations of the federal securities laws in connection with Xerox's financial statements for 1997-2000. In addition to the restatement, the agreement in principle calls for the SEC to file a complaint and a consent order in federal district court for injunctive relief and a civil penalty of $10 million. Xerox would neither admit nor deny the allegations of the complaint, which would include claims of civil violations of the antifraud, reporting and other provisions of the securities laws.

Xerox sells most of its products and services under bundled contracts that contain multiple deliverable elements. The contracts typically include equipment, service, supplies, and financing components for which the customer pays a single monthly-negotiated price as well as a variable service component for page volumes in excess of stated minimums. The SEC claims that Xerox's revenue-allocation methodology for these contracts did not comply with the Statement of Financial Accounting Standards No. 13.

Xerox has changed its revenue allocation methodology to estimate
"normal selling prices" (fair value) of equipment using an approach based on verifiable objective evidence of value, including prices achieved in its cash sales and other market based information.

"In the past year, we have made substantial improvements in our operations through a bold and comprehensive turnaround program," said Anne M. Mulcahy, Xerox's Chairman and Chief Executive Officer. "We have proven that, when faced with difficult decisions, we take the appropriate actions that will serve Xerox best for the long term, strengthening the company's value proposition for our customers and shareholders. That's why we believe Xerox is best served by putting these issues with the SEC behind us and focusing on restoring the company to good health, sustained profitability and future growth."

Mulcahy also noted that significant progress has been made in Xerox's negotiations with the revolver lenders. The principal terms and conditions for refinancing a portion of the revolver and extending its maturity beyond October 2002 have been distributed to the 57 lenders in the revolver. The refinancing is expected to be finalized following the approval from these lenders as well as the negotiation and execution of the definitive agreements.


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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CREDIT ORPORATION

                                            /s/ MARTIN S. WAGNER
                                         --------------------------------
                                         By: Martin S. Wagner
                                             Secretary

Dated: April 1, 2002